                                                            April 28, 2006

Addressees Listed on Exhibit A

Re:      Structured Asset Mortgage Investments II Inc.,
         GreenPoint Mortgage Funding Trust 2006-AR3,
         Mortgage Pass-Through Certificates, Series 2006-AR3

Ladies and Gentlemen:

         I am the Vice President of Structured Asset Mortgage  Investments II Inc., a Delaware  corporation  (the  "Company"),  and, in such capacity, I am familiar with the affairs of the Company.

         I am providing this opinion in connection with the issuance and sale by the Company of the GreenPoint  Mortgage  Funding Trust
2006-AR3,  Mortgage Pass-Through Certificates,  Series 2006-AR3 (the "Certificates"),  pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2006 (the "Pooling and Servicing  Agreement"),  among the Company,  Wells Fargo Bank, National Association ("Wells
Fargo"),  as trustee (in such  capacity,  the "Trustee")  and EMC Mortgage  Corporation  ("EMC").  The  Certificates  consist of senior certificates  designated  Class I-A, Class II-A-1,  Class II-A-2,  Class III-A-1,  Class III-A-2,  Class III-A-3,  Class IV-A-1,  Class
IV-A-2 and Class IV-A-3 Certificates (the "Senior  Certificates"),  and subordinated  certificates  designated as Class B-1, Class B-2,
Class B-3,  Class B-4, Class B-5,  Class B-6,  Class B-7,  Class R, Class R-X,  Class B-IO and Class XP  Certificates.  Only the Senior
Certificates,  Class B-1, Class B-2, Class B-3, Class B-4,  Class B-5, Class B-6, Class B-7  Certificates  (collectively,  the "Offered
Certificates")  are  offered  pursuant to the  prospectus  supplement  dated April 27,  2006,  to the  prospectus  dated March 28, 2006
(collectively, the "Prospectus").

         The Certificates  will evidence in the aggregate  initial  undivided  ownership  interests of 100% in a trust fund (the "Trust
Fund")  consisting  primarily of a pool of adjustable  rate mortgage  loans secured by first liens on one- to  four-family  residential properties (the "Mortgage  Loans") held by Wells Fargo,  as custodian (in such capacity,  the  "Custodian"),  pursuant to the Custodial
Agreement, dated as of April 28, 2006, among the Company, EMC, the Custodian and the Trustee (the "Custodial Agreement").

         The Company will sell the Offered  Certificates  to Bear Stearns & Co. Inc.  ("Bear")  pursuant to an  Underwriting  Agreement dated  as of March  10,  2006 and the  related  Terms  Agreement,  dated as of April  27,  2006,  between  the  Company  and Bear  (the
"Underwriting Agreement").

         EMC acquired the Mortgage Loans from GreenPoint  Mortgage  Funding,  Inc.  pursuant to various purchase  agreements or similar agreements.  Primary  servicing of the Mortgage  Loans will be provided for in  accordance  with the Pooling and  Servicing  Agreement.
EMC transferred  the Mortgage Loans to the Company  pursuant to the Mortgage Loan Purchase  Agreement,  dated as of April 28, 2006 (the
"Mortgage Loan Purchase Agreement"),  in exchange for the cash proceeds of the Offered Certificates.  The Company, the Seller and Ambac
Assurance  Corporation  have entered into an  indemnification  agreement  (the  "Indemnification  Agreement")  in  connection  with the information  contained in the Prospectus  Supplement.  The Mortgage Loan Purchase Agreement,  the Pooling and Servicing Agreement,  the
Custodial  Agreement,  the  Indemnification  Agreement  and the  Underwriting  Agreement  are  collectively  referred  to herein as the
"Agreements."  Capitalized  terms not defined herein have the meanings  assigned to them in the Pooling and Servicing  Agreement.  This opinion letter is rendered pursuant to Section 6 of the Underwriting Agreement.

         I have examined copies of the Agreements,  the Certificate of Incorporation  of the Company and the By-Laws of the Company.  I
also have examined such  agreements,  certificates  of officers and  representatives  of the Company and others,  and other  documents, papers,  statutes  and  authorities  as I have  deemed  necessary  to form the basis of the  opinions  hereinafter  expressed.  In such examinations,  I have assumed the genuineness of all  signatures,  the  authenticity of all documents  submitted to me as originals and the  conformity  to original  documents of copies of documents  supplied to me. As to certain  matters of fact relevant to the opinions hereinafter  expressed,  I have relied solely upon statements and  certificates of the officers of the Company and others.  I have also assumed  (other than with respect to the Company) that the  Agreements  and all documents and  instruments  have been duly  authorized, executed  and  delivered  by all  parties  thereto,  that all such  parties  had the power and legal  right to execute  and deliver the
Agreements  and all such  documents and  instruments,  and that such  Agreements,  documents  and  instruments  are valid,  binding and enforceable obligations of such parties.

         I am  admitted  to the Bar of the State of New York,  and I express no opinion as to any laws other than the State of New York and the General  Corporation  Law of the State of Delaware  and, to the extent set forth  below,  the laws of the United  States.  This opinion is being given as of April 28, 2006 and I express no opinion as to events or conditions subsequent to such date.

         Based on the foregoing, I am of the opinion that:

         1.       The Company is a corporation  duly  organized,  validly  existing and in good standing under the laws of the State of
         Delaware,  with full  corporate  power and  authority  to own its assets and conduct  its  business,  to execute,  deliver and perform the  Agreements  and all the  transactions  contemplated  thereby,  and the Company has taken all necessary  action to authorize the execution,  delivery and  performance of the  Agreements by it, and the  Agreements  have been duly  authorized, executed and delivered by it.

         2.       The execution and delivery of the Agreements by the Company and the performance of its  obligations  under the Agreements will not  conflict  with any  provision  of any law or  regulation  to which the  Company is subject  or, or to my  knowledge,  any agreement or  instrument  to which the Company is a party or by which it is bound,  or any order or decree  applicable  to the
         Company or,  result in the creation or  imposition  of any lien on any of the  Company's  assets or  properties,  in each case which would  materially  and adversely  affect the ability of the Company to carry out the  transactions  contemplated  by the
         Agreements or, conflict with,  result in a breach of or constitute a default under any of the terms,  conditions or provisions of any of the Company's organizational documents.

         3.       To my knowledge,  there is no action,  suit,  proceeding or investigation  pending to which the Company is a party in any court or by or before any other  government  agency or  instrumentality  (a) asserting the invalidity of the Agreements or
         (b) which would  materially and adversely  affect the performance by the Company of its obligations  under, or the validity or enforceability of, the Agreements.

         4.       To my  knowledge,  the  Company  is not in  default  with  respect  to any order or decree of any court or any order, regulation or demand of any federal,  state,  municipal or governmental  agency,  which default might have  consequences  that would  materially  and adversely  affect the condition  (financial or other) or operations of the Company or its properties or might have consequences that would materially and adversely affect its performance under the Agreements.

5.       To my  knowledge,  no  consent,  approval,  authorization  or order of any  federal  court or  governmental  agency or body is required for the  consummation of the transactions  contemplated by the Agreements,  other than those which have been obtained by the Company.

         This opinion is furnished  solely for the benefit of the  Addressees  listed on Exhibit A in connection  with the  transaction referred to herein.  This letter may not be relied upon, used,  quoted,  circulated or otherwise referred to by any other person or for any other purpose  without my prior  written  approval;  provided,  however,  that Orrick,  Herrington & Sutcliffe LLP may rely on this opinion in connection with the rendering of their opinion in connection with the Agreements.

         I understand  that you will file this opinion with the  Securities  and Exchange  Commission as an exhibit to a Current Report on Form 8-K for incorporation into the Registration  Statement.  I hereby consent to the filing of this opinion with the Securities and
Exchange Commission.

                                                                                Very truly yours,

                                                                                /s/ Joseph T. Jurkowski, Jr.
                                                                                Joseph T. Jurkowski, Jr.
                                                                                Vice President

                                                             EXHIBIT A

Structured Asset Mortgage Investments II Inc.                Bear, Stearns & Co. Inc.
383 Madison Avenue                                           383 Madison Avenue
New York, New York 10179                                     New York, New York 10179

Wells Fargo Bank, National Association                       Ambac Assurance Corporation
9062 Old Annapolis Road                                      One State Street Plaza
Columbia, Maryland 21045                                     New York, NY 10004